QUAKER INVESTMENT TRUST
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT dated as of the 20th day of March, 2014, to the Fund Accounting Servicing Agreement dated as of January 9, 2013 (the “Agreement”), is entered into by and between QUAKER INVESTMENT TRUST, a Massachusetts trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

QUAKER INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Justin Brundage	By: /s/ Michael R. McVoy

Name: Justin Brundage	Name: Michael R. McVoy

Title: Secretary	Title: Executive Vice President

Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Fund Names

Separate Series of Quaker Investment Trust

Name of Series

Quaker Strategic Growth Fund
Quaker Global Tactical Allocation Fund
Quaker Mid-Cap Value Fund
Quaker Small-Cap Value Fund
Quaker Event Arbitrage Fund